Exhibit 21.1

List of Subsidiaries of the Company

Name of Subsidiary	Jurisdiction of Formation

M&I Electric Industries, Inc.	Texas
M&I Electric Brazil Sistemas e Servicios em Energia LTDA	Brazil
Diversenergy LLC	Delaware
Diversenergy Mexico SAPI de CV	Mexico
Stabilis Energy, LLC	Texas
Stabilis Energy Services LLC	Texas
Stabilis LNG Eagle Ford LLC	Delaware
Stabilis FHR Oilfield	Delaware
Stabilis Oilfield Investment Company LLC	Delaware
Prometheus Energy Group, Inc.	Delaware
PEG Partners, LLC	Delaware
Prometheus Energy Canada Inc.	Alberta, Canada